Securities Compliance Group, Ltd

2100 Manchester Rd. #615

Wheaton, IL 60187

Tel. (888) 978.9901

www.IBankAttorneys.com

July 28, 2016

Pikon Group, Inc.

333 Sylvan Ave. Suite LL5

Englewood Cliffs, NJ 07632

Re: Opinion of Counsel – Registration Statement on Form 1-A

To the Board of Directors:

I have been engaged as counsel to Pikon Group, Inc., a Wyoming corporation (the “Issuer”), in connection with the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to of 1,000 convertible promissory notes, no par value, to be offered for sale by the Issuer (the “Notes”).

In connection with the opinion contained herein, I have examined the offering statement, the articles of incorporation and bylaws, the minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that the Notes being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the statement, legally and validly issued, fully paid and non-assessable. Additionally, the Notes, when issued, shall constitute a binding contractual obligation of the Issuer.

The opinion contained herein opines upon the laws of the State of Wyoming and reported judicial decisions interpreting those laws. This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

I further consent to the use of this opinion as an exhibit to the offering statement and to the reference to my firm in the prospectus made part thereof.

Yours very truly,

/s/ Adam S. Tracy

Adam S. Tracy